Exhibit 4.6

AOL INC.

2014 GRAVITY ACQUISITION STOCK INCENTIVE PLAN

As amended and restated, effective January 23, 2014.

1. BACKGROUND AND PURPOSE.

1.1 Background. On January 16, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Rover, Inc., a Delaware corporation (“Gravity”), Milky Way Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and, solely in its capacity as the initial Securityholder Representative, Shareholder Representative Services LLC, a Colorado limited liability company, pursuant to which Merger Sub merged with and into Gravity with Gravity surviving as a wholly-owned subsidiary of the Company (the “Merger”). The Merger was consummated on January 23, 2014 (the “Effective Date”). In connection with the Merger, the Company assumed the Project Rover, Inc. 2009 Equity Incentive Plan and amended and restated such plan in the form as set forth herein (the “Plan”). In accordance with the Merger Agreement, upon the Effective Date, (i) certain outstanding unvested Options were converted into the right to receive a number of shares of Restricted Stock and were assumed by the Company and (ii) outstanding shares of Restricted Stock of Gravity were converted into Restricted Stock of the Company and were assumed by the Company. The Plan was initially adopted by the board of directors of Gravity effective March 22, 2009 and approved by the stockholders of Gravity on May 21, 2009. The Plan was further amended effective as of January 16, 2014 and approved by the stockholders on January 16, 2014.

1.2 Purpose. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its Affiliates by offering eligible persons an opportunity to participate in the Company’s future performance through awards of Options and Restricted Stock. Capitalized terms not defined in the text are defined in Section 21 hereof. The Plan has not been designed or administered with the intent that Options or Restricted Stock granted under the Plan may qualify as “performance-based compensation” within the meaning of Section 162(m)(3)(C) of the Code.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available. Subject to Section 11 hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 302,011 Shares. Subject to Sections 5.8 and 11, Shares subject to Awards previously granted will again be available for grant and issuance in connection with future Awards under this Plan to the extent such Shares: (i) cease to be subject to issuance upon exercise of an Option, other than due to exercise of such Option; (ii) are subject to an Award granted hereunder but the Shares subject to such Award are forfeited or repurchased by the Company at the original issue price; (iii) are tendered or withheld in payment of the exercise price of an Option or for withholding taxes related to an Award; or (iv) are subject to an Award that otherwise terminates without Shares being issued. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all Awards granted and outstanding under this Plan.

3. ELIGIBILITY. ISOs (as defined in Section 5 hereof) may be granted only to Employees (including officers and directors who are also employees) of the Company or of an Affiliate of the Company. NQSOs (as defined in Section 5 hereof) and Restricted Stock Awards may be granted to Employees, officers, Outside Directors and Consultants of the Company or an Affiliate of the Company; provided such consultants render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION.

4.1 The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “independent directors” within the meaning of the NYSE listed company rules, “non-employee directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and, to the extent required by Section 162(m) of the Code (or any successor section thereto), “outside directors” within the meaning thereof. In addition, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such grants are consistent with guidelines established by the Committee from time to time.

4.2 The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan, and to waive any such terms and conditions at any time (including without limitation, accelerating or waiving any vesting conditions).

4.3 The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).

5. OPTIONS. The Committee may grant Options to eligible persons described in Section 3 hereof and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Form of Option Grant. Each Option granted under this Plan will be evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless a later date is otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period. Options may be exercisable immediately or may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Affiliate (“Ten Percent Shareholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and shall not be less than the Fair Market Value per Share on the Option’s date of grant; provided that the Exercise Price of an ISO granted to a Ten Percent Shareholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased must be made in accordance with Section 7 hereof.

5.5 Method of Exercise. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable and shall provide other terms and conditions as may be determined by the Committee. Except as otherwise provided in the Plan or in a Stock Option Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. An Option may not be exercised for a fraction of a Share. For purposes of this Section 5.5, the exercise date of an Option shall be the date a notice of exercise is received by the Company, together with provision for payment of the full purchase price in accordance with Section 7. Shares purchased upon the exercise of an Option shall be issued to the Participant as soon as practicable following the effective date on which the Option is exercised. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Shares are issued to the

Participant. Subject to the following restrictions, the Committee in its sole discretion shall determine when all or any installment of an Option is to become exercisable and may, in its discretion, provide for accelerated exercisability in the event of a Change in Control or other events.

5.6 Termination. Each Option shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Employment. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Employment.

5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any, other incentive stock option plan of the Company or any ‘Parent or Affiliate of the Company) will not exceed One Hundred Thousand Dollars ($100,000). If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds One Hundred Thousand Dollars ($100,000), then the Options for the first One Hundred Thousand Dollars ($100,000) worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of One Hundred Thousand Dollars ($100,000) that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Limitations on Repricing. Notwithstanding any provision herein to the contrary, the repricing of an Option, once granted hereunder, is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option at a time when its exercise price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change permitted under Section 11.1. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

5.10 No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant, to disqualify any Participant’s ISO under Section 422 of the Code except as otherwise permitted by Section 11. In no event shall the total number of Shares issued (counting each reissuance of a Share that was previously issued and then forfeited or repurchased by the Company as a separate issuance) under the Plan upon exercise of ISOs exceed 302,011 Shares (adjusted in proportion to any adjustments under Section 11.1 hereof) over the term of the Plan.

6. RESTRICTED STOCK. A Restricted Stock Award is an award or an offer by the Company to sell to an eligible person Shares that are subject to certain specified restrictions. The Committee will determine to whom an award or an offer will be made, the number of Shares the person may purchase, the Purchase Price, the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

6.1 Form of Restricted Stock Award. All awards or purchases under a Restricted Stock Award made pursuant to this Plan will be evidenced by an Award Agreement (“Restricted Stock Agreement”) that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan.

6.2 Purchase Price. The Purchase Price, if any, of Shares sold or awarded pursuant to a Restricted Stock Award and time by which any Purchase Price must be delivered to the Company will be determined by the Committee at the time the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 7 hereof.

6.3 Transfer Restrictions. Each award or sale of Restricted Stock shall be subject to such forfeiture conditions, rights of repurchase or reacquisition, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any restrictions otherwise applicable to holders of Shares generally. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Restricted Stock Agreement. Restricted Stock may be evidenced in such manner as the Committee shall determine in its sole discretion. If certificates representing Restricted Stock are registered in the name of the applicable Participant, the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions lapse.

6.4 Dividends. Dividends paid on any Restricted Stock may be paid directly to the Participant, withheld by the Company subject to vesting of the Restricted Stock pursuant to the terms of the applicable Restricted Stock Agreement, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, to the extent that any forfeiture conditions to which an award of Restricted Stock may be subject shall lapse upon the achievement of one or more specified performance goals, any dividends paid with respect to any Restricted Stock as to which such forfeiture conditions have not yet lapsed shall only be paid after the lapse of such forfeiture conditions on account of the achievement of such performance goal or goals.

7. PAYMENT FOR SHARE PURCHASES.

7.1 Payment of Exercise Price. The Exercise Price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check); (ii) in Shares having a Fair Market Value equal to the aggregate Exercise Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; (iii) partly in cash and partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Exercise Price for the Shares being purchased and any applicable withholding taxes.

7.2 Payment of Purchase Price for Restricted Shares.

(a) General. The entire Purchase Price, if any, of Restricted Stock issued under the Plan shall be payable in cash, cash equivalents (e.g., by check) or one of the other forms provided in this Section 7.2, or a combination thereof.

(b) Services Rendered. As determined by the Committee in its discretion, Restricted Stock may be awarded under the Plan in consideration of past services rendered to the Company or an Affiliate of the Company.

(c) Other Forms of Payment. To the extent permitted by the Committee in its sole discretion, payment may be made in any other form that is consistent with applicable laws, regulations and rules, including “any benefit to the corporation” within the meaning of Section 152 of the General Corporation Law of the State of Delaware.

8. WITHHOLDING TAXES.

8.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash by the Company, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements. The Committee shall have the right to withhold from any payment required to be made pursuant to the exercise, grant or vesting of an Award an amount sufficient to satisfy any federal, state, local or other taxes, as set forth in further detail in the Award Agreement.

8.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that minimum number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined; but in no event will the Company withhold Shares if such withholding would result in adverse accounting consequences to the Company. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee for such elections and be in writing in a form acceptable to the Committee.

9. PRIVILEGES OF STOCK OWNERSHIP. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares except as otherwise provided in Section 6.4 or in the Award Agreement; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock.

10. TRANSFERABILITY. Except as permitted by the Committee, Awards granted under this Plan, and any interest therein, will not be transferable or assignable by Participant, other than by will or by the laws of descent and distribution, and, with respect to NQSOs, by instrument to an inter vivos or testamentary trust in which the options are to be passed to beneficiaries upon the death of the trustor (settlor), or by gift to “immediate family” as that term is defined in 17 C.F.R. 240.16a-1(e), and may not be made subject to execution, attachment or similar process. During the lifetime of the Participant an Award will be exercisable only by the Participant or Participant’s legal representative and any elections with respect to an Award may be made only by the Participant or Participant’s legal representative. An award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributes of the Participant.

11. ADJUSTMENT OF SHARES

11.1 Adjustments Upon Certain Events. Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares (including, without limitation, the value thereof) after the Effective Date by reason of any Share dividend or split, reorganization recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 17), as to (i) the number or kind of Shares (or other securities or property) issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares (or other securities or property) for which Awards may be granted during a calendar year to any Participant, (iii) the Exercise Price and/or (iv) any other affected terms of such Awards.

(b) Change in Control. In the event of a Change in Control after the Effective Date, the Committee may (subject to Section 17), but shall not be obligated to, (i) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (ii) cancel Awards for fair value (as determined in the sole discretion of the Committee) which in the case of Options, may equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options) over the aggregate exercise price of such Options, (iii) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (iv) provide that for a period of at least 30 days prior to the Change in Control, such Options shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

11.2 Substitute Awards. The Company, from time to time, also may substitute or assume any outstanding award granted by the Company, any of its Affiliates or another company, whether in connection with a corporate transaction, such as a merger combination, consolidation or acquisition of property or stock or otherwise, by either: (A) granting an Award under the Plan in substitution of such award or (B) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the granting company had applied the rules of the Plan to such grant. In the event the Company assumes an award pursuant to this Section 11.2, the terms and conditions of such award will remain unchanged (except that the exercise price or purchase price, as the case may be, and the number and nature of Shares issuable under such award will be adjusted appropriately pursuant to Section 424(a) of the Code and Section 409A and references to the grantor shall be the Company and to the administrator of such award shall be the Committee). In the event the Company elects to grant a new Award rather than assuming an existing award, such new Award may be granted with a similarly adjusted terms. The number of Shares underlying substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan.

12. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.

12.1 If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any securities exchange or other form of securities market upon which Shares may be listed, the Committee may impose any restriction on Shares acquired pursuant to Awards under the Plan as it may deem advisable. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any securities exchange or other form of securities market upon which Shares are then listed, or any other applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Participant shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the

Securities Act and any applicable state or foreign securities law or unless she or she shall have furnished an opinion to the Company, in form and substance satisfactory to the Company, that such registration is not required.

12.2 If the Committee determines that the exercise, nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any securities exchange or other form of securities market on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

13. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or Affiliate or limit in any way the right of the Company or Affiliate to terminate Participant’s employment or other relationship at any time, with or without cause. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

14. ADOPTION AND STOCKHOLDER APPROVAL. The Plan initially became effective on March 22, 2009 and was assumed by the Company as of the Effective Date.

15. DURATION AND AMENDMENTS.

15.1 Term of Plan. The Plan initially became effective on March 22, 2009 and was assumed by the Company as of the Effective Date. The Plan shall terminate ten (10) years after it initially became effective. The Plan may be terminated on any earlier date pursuant to Section 15.2 below.

15.2 Amendment or Termination of Plan. The Committee may amend, suspend, or terminate the Plan at any time and for any reason. An amendment of the Plan shall not be subject to the approval of the Company’s stockholders unless it (i) increases the number of Shares available for issuance under the Plan (except as provided in Section 11.1) or (ii) materially expands the class of persons who are eligible for the grant of Options or the award or sale of Restricted Shares. Without limiting the generality of the foregoing, with respect to Awards granted following the Effective Date, to the extent applicable, notwithstanding anything herein to the contrary, the Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A, prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A.

15.3 Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not adversely affect any Shares previously issued or any Option previously granted under the Plan without the holder’s consent.

16. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and other equity awards otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17. SECTION 409A.

17.1 In General. The Plan is intended to be administered in a manner consistent with the requirements, where applicable only, of Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event Section 409A applies to any Award in a manner that results in adverse tax consequences for the Participant or any of his or her beneficiaries, successors or transferees.

17.2 Elective Deferrals. No elective deferrals or re-deferrals of compensation (as defined under Section 409A) are permitted hereunder.

17.3 Applicable Requirements. To the extent an Award granted under the Plan is deemed to be “deferred compensation” subject to Section 409A, the following rules shall apply to such Awards:

(a) Mandatory Deferrals. If the Company decides that the payment of compensation under the Plan shall be deferred within the meaning of Section 409A, then at the grant of the Award to which such payment relates, the Company shall specify in the Award Agreement the date(s) on which such compensation will be paid.

(b) Timing of Payments. Payment(s) of compensation that is subject to Section 409A shall only be made upon an event or at a time set forth in Treas. Reg. § 1.409A-3. Generally, such events and times include: a Participant’s separation from service; a Participant’s becoming disabled; a Participant’s death; a time or a fixed schedule specified in the Plan (including an Award Agreement); a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of a corporation; or the occurrence of an unforeseeable emergency, in each case as defined and provided for under Section 409A.

(c) Certain Delayed Payments. Notwithstanding the foregoing, to the extent an amount was intended to be paid such that it would have qualified as a short-term deferral under Section 409A, then such payment may be delayed without causing such amount to be subject to Section 409A if the requirements of Treas. Reg. § 1.409A-1(b)(4)(ii) are met.

(d) Acceleration of Payment. Any payment made under the Plan to which Section 409A applies may not be accelerated, except in accordance with Treas. Reg. §1.409A-3(j)(4).

(e) Installment Payments. To the extent any amount made under the Plan to which Section 409A applies is payable in two or more installments, each installment payment shall be treated as a separate and distinct payment for purposes of Section 409A.

17.4 Determining “Controlled Group”. In order to determine for purposes of Section 409A whether a Participant or eligible individual is employed by a member of the Company’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Company under Section 414(c) of the Code) and, therefore, whether the Shares that are or have been purchased by or awarded under the Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A:

(a) In applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining the Company’s controlled group under Section 414(b) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code;

(b) In applying Treas. Reg. § 1.414(c)-2 for purposes of determining trades or businesses under common control with the Company for purposes of Section 414(c) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2; and

(c) Notwithstanding the above, to the extent that the Company finds that legitimate business criteria exist within the meaning of Treas. Reg. § 1.409A-1(b)(5)(E)(1), then the language “at least 50 percent” in clauses (i) and (ii) above shall instead be “at least 20 percent.”

17.5 Specified Employees; Payment Delay. Notwithstanding anything above to the contrary, in the event that an amount that is subject to Section 409A is to be paid under the Plan to a “specified employee” upon such employee’s “separation from service” (as those terms are defined under Section 409A), then such payment shall be made on the first day of the seventh month following the month in which the separation from service occurred.

18. SUCCESSORS AND ASSIGNS. The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

19. OTHER BENEFIT PLANS. All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

20. CHOICE OF LAW. Upon and following the Effective Date and except as otherwise provided in an Award Agreement, the Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws and any and all disputes between a Participant and the Company and an Affiliate relating to an Award granted following the Effective Date shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

21. DEFINITIONS. As used in this Plan, the following terms will have the following meanings:

“Affiliate” means any entity that is treated as a subsidiary or a parent of the Company for purposes of the Securities Act and the rules and regulations promulgated thereunder. Under such rules and as applied to the Company, “parent” is defined as a person controlling the Company directly, or indirectly through one or more intermediates and “subsidiary” is defined as a person controlled by the Company directly, or indirectly through one or more intermediates. Any such entity must also be an entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company has a direct or indirect equity interest of at least twenty percent (20%), measured by reference to vote or value.

“Award” means any award under this Plan, including any Option or Restricted Stock Award.

“Award Agreement” means, with respect to each Award, the agreement between the Company and the Participant setting forth the terms and conditions of the Award, including the Stock Option Agreement and Restricted Stock Agreement.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any of the following events:

(i)

any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (other than the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Exchange Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlling, controlled by, or under common control with, the Company;

(ii)	a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board shall not be deemed a member of the Incumbent Board;

(iii)	a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 60% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv)	the sale, transfer or other disposition of all or substantially all of the assets of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

“Committee” means the Compensation Committee of the Board or its successor, or such other committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan or a subcommittee of the Compensation Committee (or such other committee) established by the Compensation Committee (or such other committee).

“Company” means AOL Inc., a Delaware corporation, and its successors.

“Consultant” means a consultant or advisor within the meaning of the instructions under SEC Form S-8 who is not an Employee or Outside Director and who performs bona fide services for the Company or an Affiliate, and such services are not performed in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Disability” means, unless defined in an employment agreement between the Company or an Affiliate and the Participant or, if not defined therein or if there shall be no such agreement, “disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time.

“Employee” means any individual who is a common-law employee of the Company or an Affiliate and who is an “employee” within the meaning of section 3401(c) of the Code.

“Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or an Affiliate (ii) a Participant’s services as an Outside Director or (iii) a Participant’s services as a Consultant; provided, however that unless otherwise determined by the Committee, a change in a Participant’s status from Employee to either a Consultant or an Outside Director (other than a director of the Company or a Subsidiary) shall constitute a termination of Employment hereunder.

“Exchange Act” means The Securities Exchange Act of 1934, as amended, or any successor thereto.

“Exercise Price” means the price per Share at which a holder of an Option may purchase Shares issuable upon exercise of the Option.

“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the closing sale price of the Shares on the New York Stock Exchange (“NYSE”) Composite Tape, or, if the Shares are not listed or admitted on another national securities exchange or national market system on which the average daily trading volume of the Shares is greater, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, the closing sales price per Share (or the average of the per Share closing bid price and per Share closing asked price on such date, if no sales were reported) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the NYSE Composite Tape or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

“Option” means an award of an option to purchase Shares pursuant to Section 5 of this Plan.

“Outside Director” means a member of the Board of the Company or an Affiliate who is not an Employee.

“Participant” means an Employee or Consultant, excluding any such person who was an Employee or Consultant of the Company or one of its Affiliates (other than Gravity and its subsidiaries) prior to the Effective Date of the Merger, who is selected by the Committee to participate in the Plan, and upon his or her death, his or her successors, heirs, executors and administrators, as the case may be. A prospective employee of the Company or an Affiliate may be granted an Award so long as the grant date does not occur prior to the date that such person commences employment or the performance of services for the Company or Affiliate. For avoidance of doubt, no person who was an Employee, Consultant or Outside Director of the Company or an Affiliate (other than Gravity and its subsidiaries) prior to the Effective Date, may be a “Participant” in the Plan or receive the grant of an Option or Restricted Stock under the Plan. Furthermore, no person may be a “Participant” in the Plan or receive the grant of an Option or Restricted Shares under the Plan in the capacity of an Outside Director.

“Plan” means this AOL Inc. 2014 Gravity Acquisition Stock Incentive Plan, as amended from time to time.

“Purchase Price” means the price, if any, at which a Participant may purchase Restricted Stock in connection with this Plan.

“Restricted Stock” means Shares purchased or granted pursuant to a Restricted Stock Award under this Plan.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 hereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock, $0.01 par value per share.